Exhibit 99.1
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:

Julie Parenzan	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces 2007 Fourth Quarter and Full Year Financial Results
PLANO, Texas — February 7, 2008 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its fourth quarter and full year ended December 31, 2007.
Revenues for the fourth quarter of 2007 were $9 million, representing an 11% increase over revenues for the fourth quarter of 2006 of $8.1 million. Fourth quarter 2007 revenues increased 7% compared to revenues of $8.4 million in the third quarter of 2007. Interphase revenues continue to be driven by the strength in our broadband telecom product portfolio, which rose 20% to $7.7 million in the fourth quarter of 2007 compared to $6.4 million for the fourth quarter of 2006. Our enterprise product line revenues increased to $917,000 compared to $885,000 on a year to year basis. Gross margin for the fourth quarter of 2007 was 53% compared to 56% for the fourth quarter of 2006. The reduction in gross margin was driven mainly by the ramp up of a new broadband product that was aggressively priced to a new Tier 1 Telecom Equipment Manufacturer (TEM) customer. The company recorded a net loss in the fourth quarter 2007 of $430,000, or $(0.07) per share, as compared to a net income of $458,000, or $0.07 per share in the fourth quarter of 2006. The fourth quarter net loss included a one time charge of approximately $220,000 related to a software license procured for a product that was subsequently discontinued, as well as non-recurring charges of approximately $215,000 for organizational changes related to the Company’s operations in France.
“We have ended the year with a high water mark in terms of revenue generation in the fourth quarter of 2007, with an improved quarterly revenue performance each quarter since the early setback in the first quarter of 2007. In spite of this setback, we were able to diversify our customer base and product portfolio across a broad range of applications in the telecommunications infrastructure. We have completed a year of strong execution with a focus on delivering to our customers a portfolio of AdvancedTCA, AdvancedMC and rack mount server PCI-x and PCI-e products as well as media converter appliances”, said Greg Kalush, president and chief executive officer of Interphase Corporation. “As our Tier 1 customers complete the integration activity associated with mergers and finalize the rationalization of their product portfolios, we are hopeful that the demand picture will stabilize. Many of our customers have noted that they have seen growth in their emerging markets, and in some cases they are leveraging their existing platforms to quickly address the delivery of basic communications and wireless services in these markets. We have seen increased pressure to help our customers cost-reduce their legacy platforms for use in emerging market deployments, as these tend to be very cost sensitive and competitive markets. We will continue to support our customers in these projects. In the very near future, we anticipate production shipments of the packet accelerator portfolio of products that we announced during the fourth quarter. These solutions address our customer’s need for line-rate packet processing, security processing and content inspection which are critical needs of service providers all over the world who deliver advanced communication services over broadband networks. During 2007, we have diligently worked to round out our comprehensive portfolio of products and expand our customer base. I am very proud of the performance of this team in 2007, and look forward with anticipation to solid execution in 2008.”
For the full year 2007, revenues were $30.8 million compared to $33.4 million for the full year 2006 representing an 8% decline. Gross margin for the year ended December 31, 2007 was 57% compared to 54% for the year ended December 31, 2006. Net loss for 2007 was $1.2 million or $(0.19) per share, compared to a net income of $2.1 million or $0.33 per share for 2006. The company’s balance sheet continues to be solid with a working capital position of approximately $27.7 million, including cash and marketable securities position of $20.6 million on December 31, 2007.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® (ATCA), MicroTCA™ and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Emerson, Ericsson, Fujitsu Ltd., Hewlett Packard, Motorola Inc., Nokia Networks, Nortel Networks Ltd. and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Interphase is an Affiliate member of the Intel® Communications Alliance. The Intel Communications Alliance is a member-based program comprised of communications and embedded developers and solution providers. Members are committed to providing a strategic supply of standards-based solutions to the communications and embedded market segments. For more information, please visit: www.intel.com/go/ica.

Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
###
Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2007	2006	2007	2006

Revenues	$9,006	$8,123	$30,780	$33,403
Gross margin	4,787	4,538	17,591	18,126
Research and development	2,896	2,361	10,216	8,226
Sales and marketing	1,406	1,365	5,614	5,405
General and administrative	1,425	879	4,692	3,926

Total operating expenses	5,727	4,605	20,522	17,557
(Loss) income from operations	(940)	(67)	(2,931)	569
(Loss) income before income tax	(739)	302	(1,803)	1,681
Net (loss) income	(430)	458	(1,194)	2,086
Net (loss) income per diluted share	$(0.07)	$0.07	$(0.19)	$0.33
Weighted average common and dilutive shares	6,307	6,748	6,161	6,254
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Dec. 31, 2007	Dec. 31, 2006

Cash and marketable securities	$20,569	$22,530
Accounts receivable, net	7,550	5,824
Inventories	2,886	1,921
Net property, plant and equipment	1,084	976
Total assets	36,180	34,062
Total liabilities	8,918	8,262
Total shareholders’ equity	$27,262	$25,800